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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 2.79510) of our report dated February 25, 1997 except for note 8, for which the date is March 7, 1997, on our audit of the financial statements and financial highlights of Municipal Fund for California Investors, Inc., in the Statement of Additional Information. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ Coopers & Lybrand LLP

Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 28, 1997